UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12 nic

TPCO HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

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TPCO HOLDING CORP.

1550 Leigh Avenue

San Jose, CA 95125

Supplement to Proxy Statement

For the Annual General and Special Meeting of Shareholders

To Be Held on June 22, 2022

May 16, 2022

To our Shareholders:

This is a supplement (this “Supplement”) to the proxy statement dated May 2, 2022 (the “Proxy Statement”) for the 2022 annual general and special meeting of (the “Meeting”) of the holders of common shares (“Shares”) of TPCO Holding Corp., a British Columbia corporation (the “Company”) to be held on Wednesday, June 22, 2022 beginning at noon (New York City time), via live audio webcast online at www.virtualshareholdermeeting.com/GRAMF2022.

Except as specifically amended or supplemented by the information contained in this Supplement, all information in the Proxy Statement remains unchanged and should be considered in voting your Shares.

APPOINTMENT OF TROY DATCHER TO THE BOARD OF DIRECTORS

On May 11, 2022, Troy Datcher, the Chief Executive Officer of the Company, was appointed to the Company’s board of directors (the “Board”) to fill the vacancy created by the resignation of Desiree Perez. Mr. Datcher was also named the Chair of the Board, replacing the former Chair Michael Auerbach. Pursuant to the Company’s Articles, Mr. Datcher will cease to hold office as a director immediately before the election of directors at the Meeting. However, as disclosed in the Proxy Statement, Mr. Datcher has been nominated for election at the Meeting and, if elected, will continue as a director and Chair of the Board.

VOTING MATTERS

If you have already voted by Internet, telephone or by mail, no action is required from you unless you wish to change your vote. This Supplement does not change the proposals to be acted on at the Annual Meeting, which are described in the Proxy Statement.

Important information regarding how to vote your shares and revoke votes already cast is available in the Proxy Statement under the caption “General Information About the Annual General and Special Meeting and Voting.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON JUNE 22, 2022:

The Proxy Statement (including this Supplement) our annual report for the fiscal year ended December 31, 2021, including our Form 10-K for the fiscal year ended December 31, 2021 are available free of charge at www.proxyvote.com.

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We appreciate your continued support of the Company.

TPCO Holding Corp.

By:	/s/ Mike Batesole
Mike Batesole
Chief Financial Officer